CONSOLIDATED CODE OF ETHICS
                                      OF

                          THE ADVENT CLOSED-END FUNDS

                        ADVENT CAPITAL MANAGEMENT, LLC

                          Dated as of March 30, 2004

                                  Pursuant to
                      Rule 17j-l(c) Under the Investment
                        Company Act of 1940, as amended

                     ------------------------------------



                  1. Purpose and Standards of Conduct

         This Code of Ethics has been adopted by the Advent Closed-end Funds (each, a "Fund" and collectively, the "Funds") and Advent Capital Management, LLC (the "Investment Manager") in accordance with paragraph (c) of Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"). A copy of the Rule is attached to this Code of Ethics as Appendix 1. Rule 17j-1(b) under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies registered under the Act, if effected by associated persons of such investment companies. The purpose of this Code of Ethics is to provide the Funds and the Investment Manager with regulations and procedures designed to comply with the Act and, in particular, Rule 17j-l(b) which states (defined terms used below in paragraph (a) of this section 1 have the meaning given to such terms in paragraph (a) of the Rule):

         (a) It is unlawful for any affiliated person of or principal underwriter for any of the Funds, or any affiliated person of an investment adviser of or principal underwriter for any of the Funds, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by each Fund:

                  1. To employ any device, scheme or artifice to defraud the Funds;

                  2. To make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

                  3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

                  4. To engage in any manipulative practice with respect to the Funds.

                  This Code of Ethics also proscribes securities transactions involving insider trading (as described below) as well as possible conflicts of interest.

                  2. Application

                  (a) This Code of Ethics applies to the "access persons" of the Funds (as such term is defined in Section 3 below). Each access person must read, acknowledge receipt of and retain this Code of Ethics.

                  (b) The Investment Manager will maintain a list of the access persons of the Funds and will provide each access person with a copy of this Code of Ethics.

                  3. Definitions

                  For the purposes of this Code of Ethics, the following definitions shall apply:

                  (a) "Access person" means any trustee, manager, director, officer or "advisory person" (as defined below in subparagraph (b)) of each Fund or the Investment Manager. A list of the Trust's Access Persons is attached as Appendix 2 to this Code of Ethics and will be updated from time to time.

                  (b) "Advisory person" of each Fund or the Investment Manager means (i) any employee of the Investment Manager or each Fund or of any company in a control relationship to each Fund or the Investment Manager who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below in subparagraph (j)) by each Fund, or whose functions related to the making of any recommendations with respect to such purchases or sales; and
(ii) any natural person, if any, in a control relationship to each Fund who obtains information concerning recommendations made to each Fund with regard to the purchase or sale of a security.

                  (c) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

                  (d) "Beneficial ownership" shall be interpreted in the same manner as the definition of "beneficial owner" set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934, as amended, a copy of which is included with this Code of Ethics as Appendix 3, and shall refer to a direct or indirect pecuniary interest in securities, the benefits of which are enjoyed, directly or indirectly by any person by reason of any contract, arrangement, understanding, relationship (such as, for example, that person's spouse, children or other close familial relationship), agreement or otherwise a direct or indirect pecuniary interest, and by reason of which such person should be regarded as the true owner, although such securities may not be registered or standing on the books of the issuer in the name of such person. Thus, for example, securities held for a person's benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is a partner, and securities held by any corporation which is controlled by a person (directly or through intermediaries), would be deemed to be beneficially owned by said person. Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the "beneficial owner" of, securities held in the name of a spouse, a minor child, or a relative of the person or a spouse. Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from securities to maintain a common home and application of the income derived from securities to meet expenses which the person otherwise would meet from other sources. Such interests which confer beneficial ownership of a security include having or sharing with another: (1) Voting power including the power to vote, or to direct the voting of; the security; and/or (2) Investment power, including the power to dispose, or to direct the disposition, of such security. A person is also deemed to be the beneficial owner of securities which such person has the right to acquire beneficial ownership of such securities: (i) through the exercise option, warrant or right (including options traded on options exchanges) exercisable within 60 days; (ii) through the conversion of securities which are immediately convertible or will become convertible within 60 days; or (iii) pursuant to a power to revoke within 60 days; or pursuant to the automatic termination within 60 days of, a trust, discretionary account or similar arrangement. In addition, beneficial ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed beneficially owned by a number of persons. The Securities and Exchange Commission regards securities held in trust for others as beneficially owned by the trustee if he or she has or shares voting or investment power with respect to such securities.

                  (e) "Compliance Officer" means the designated compliance officer of each Fund or the Investment Manager, as appropriate, who shall be Rodd Baxter until his removal or resignation.

                  (f) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

                  (g) "Investment Manager" means Advent Capital Management,
LLC.

                  (h) "Investment personnel" means portfolio managers or other employees of the Investment Manager who participate in making investment recommendations to the Funds, as well as persons in a control relationship to each Fund who obtain information about investment recommendations.

                  (i) "Independent trustee or manager", means a trustee or manager of each Fund, as applicable, who is not an "interested person" of each Fund within the meaning of Section 2(a)(l9) of the Act. A trustee or manager is not deemed an interested person of each Fund solely by reason of such person being a member of the Board of Trustees or managers or an owner of shares of the Funds or of any series thereof.

                  (j) "Purchaser or sale of a security" includes, among other things, the writing of an option to purchase or sell a security (as defined below in subparagraph(k)).

                  (k) "Security" shall have the meaning set forth in Section 2
(a)(36)of the Act. In general, the term includes any interest or instrument commonly known as a security, except that it shall not include securities issued by the United States which are government securities within the meaning of Section 2(a)(l6) of the Act, bankers acceptances, bank certificates of deposit, commercial paper or shares of registered opened investment companies and such other money market instruments as designated by the Board of Trustees or managers of each Fund.

                  (l) "Insider trading" shall mean the trading of any security while in the possession of material non-public information as to which the access person (1) has a duty to keep confidential or (2) knows or should have known was improperly obtained. "Material information" means information which is substantially likely to be considered important in making an investment decision by a reasonable investor, or information which is reasonably certain to have a substantial effect on the price of an issuer's securities. Information is non-public until it has been effectively communicated or made available to the market price.

                  4.       Exempted Transactions

                  The prohibitions of Section 5(a)-(e) of this Code of Ethics shall not apply to:

                  (a) Purchases or sales of municipal bonds, mutual funds, government securities, money market instruments, index options and futures.

                  (b) Purchases or sales of securities which receive the prior approval of the Compliance Officer (or their designees) (such approving officer having no personal interest in such purchases or sales).

                  (c) Any equity securities transaction, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion.

                  5. Prohibited Purchases and Sales

                  (a) Access persons are responsible for obtaining pre-clearance authorization of each transaction from the Compliance Officer (or their designee) in addition to the other prohibitions contained in this
Section 5.

                  (b) No access person shall purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to such person's actual knowledge at the time of such purchase or sale:

                           (i) is being considered for purchase or sale by each Fund; or

                           (ii)     is being purchased or sold by each Fund.

                  (c) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Funds) any information regarding securities transactions by the Funds or consideration by the Funds or Investment Manager of any securities transaction.

                  (d) No access person shall make recommendations concerning the purchase or sale of securities by the Funds or any series thereof without disclosing any interest such access person has in the securities or issuer thereof, including, without limitation:

                           (i)      any direct or indirect beneficial
                                    ownership of any securities of such
                                    issuer;

                           (ii) any contemplated transaction by such person in such securities;

                           (iii) any position with such issuer or its affiliates; and

                           (iv)     any present or proposed business
                                    relationship with such issuer or its
                                    affiliates on the one hand, and such
                                    person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Funds or any series thereof or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.


                  (e) No access person of each of the Funds shall participate in any securities transactions on a joint basis with such Fund in violation of applicable law.

                  (f) No access person shall engage in "insider trading" whether for his or her own benefit or the benefit of the Funds, the Investment Manager or others.

                  (g) No investment personnel shall participate in Initial Public Offerings or in private placements of securities unless the Compliance Officer reviews and approves such participation. Approval will only be granted if the Compliance Officer determines the investment does not cause a conflict of interest between the investment personnel, the Investment Manager and the Funds. The Compliance Officer's decision, and the rationale supporting his or her decision, will be retained in the records of the Investment Manager.

                  6. Reporting

                  (a) Every access person, subject to the exception in paragraph (b) below for independent trustees or managers, shall report to the Compliance Officer the information described in Section 6(c) of this Code with respect to (i) transactions in any security in which such access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security and (ii) holding of all securities, on an initial and annual basis, in which such access person has direct or indirect beneficial ownership; provided, however, that an access person shall not be required to make a report with respect to transactions effected in any account over which such person does not have any direct or indirect influence or control or in any account which is managed on a discretionary basis by a person other than such access person and with respect to which such access does not in fact influence or control such transactions. The Compliance Officer shall maintain such reports and such other records as are required by Rule l7j-l under the Act and set forth in Section 7 below.

                  (b) An independent trustee or manager of each Fund need only report to the Compliance Officer a transaction if such trustee or manager at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the respective Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction by the trustees security is or was purchased or sold by the respective Fund or any series thereof or such purchase or sale was being considered for purchase or sale by the respective Fund or the Investment Manager. Independent trustees or managers are not required to make the initial holdings reports set forth in Section 6(c)(i)(B) below and the quarterly reporting requirements set forth in Section 6(c)(i)(A) below or the annual holdings report set forth in Section 6(c)(ii) below, unless a transaction described in this paragraph has occurred in such quarter.

                  (c) Every report shall be in writing and shall be delivered not later than (i) 10 days after (A) the end of the calendar quarter in which a transaction to which the report relates was effected and (B) the day the individual becomes an access person and (ii) within 30 days after December 31 of each year and shall contain the following information:

                           (1) The date of the transaction and current holdings, the title and the number of shares and the principal amount of each security involved;

                           (2) The nature of all transactions (i.e., purchase, sale or other type of acquisition or disposition);

                           (3)      The price at which transactions were
                                    effected;

                           (4) The name of the broker, dealer or bank with or through which the transactions were effected; and

                           (5) With respect to any account established by an access person during the quarter in which any securities were held during the quarter for the direct or indirect benefit of the access person:

                                    a. name of the broker, dealer or bank; b.
                                    date account was established; and c. date that report is submitted to the Compliance
                                            Officer.

                  (d) In lieu of the required report, so long as the information in the report required by 6(c) above is provided, an access person may instruct every brokerage firm at which such access person has an account to send duplicate confirmations of all securities transactions and monthly brokerage statements to the Compliance Officer. The annual report required by 6(c)(ii) can be made by confirming in writing the information accumulated through the year.

                  (e) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership in the security to which the report relates.

                  (f) The information on securities transactions received and recorded by the Investment Manager under Rule 204-2(a)(l2) of the Investment Advisers Act of 1940 shall be deemed to satisfy the reporting requirements imposed on access persons of each Fund who are officers or employees of the Investment Manager when to require information under this Code of Ethics would be duplicative of that already recorded by the Investment Manager.

                  (g) All reports furnished pursuant to this Section will be reviewed by the Compliance Officer for compliance with these procedures. These reports will be kept confidential, subject to the right of inspection by the Board of Trustees or managers of each of the Funds, the Board of Directors of the Investment Manager and by the Securities and Exchange Commission.

                  7. Maintenance of Records

                  The Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

                  (a) A copy of any code of ethics adopted by the Investment Manager or any of the Funds pursuant to the Rule which is or has been in effect during the past five years;

                  (b) A list of all persons who are, or within the preceding five years have been, required to make reports pursuant to the Rule and this Code;

                  (c) A copy of each report made pursuant to the Rule and this Code within the preceding five years

                  (d) A copy of any decision and reasons supporting such decision to approve a pre-clearance transaction pursuant to this Code, made within the past five years after the end of the fiscal year in which such approval is granted; and

                  (e) A copy of any record or report of violation of this Code and any action taken as a result of such violation.

                  8.       Sanctions

                  Upon discovering a violation of this Code, the Board of Trustees or managers of each of the Funds or of the Investment Manager, as applicable, may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

                                  Appendix 1
                                  ----------

              Rule 17j-l under the Investment Company Act of 1940
              ---------------------------------------------------

                                  Appendix 2
                                  ----------

          The following are "Access Persons" for purposes of the foregoing Code of Ethics:

Name                                             Title
----                                             -----

Directors
---------

Tracy V. Maitland                                Chairman/Trustee
Gerald L. Seizert                                Trustee
Michael A. Smart                                 Trustee
Ronald A. Nyberg                                 Trustee
Derek Medina                                     Trustee
Nicholas Dalmaso                                 Trustee
Ronald E. Toupin, Jr.                            Trustee


Officers
--------

Tracy V. Maitland                                President and
                                                 Chief Executive Officer
Les Levi                                         Vice President
F. Barry Nelson                                  Vice President and Assistant
                                                 Secretary
Paul Latronica                                   Treasurer
Rodd Baxter                                      Secretary

                                  Appendix 3
                                  ----------

          Rule 16a-l(a)(2) under the Securities Exchange Act of 1934
          ----------------------------------------------------------

                              CERTIFICATION FORM


This is to certify that I have read and understand the Consolidated Code of Ethics dated [ ], 2003, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.


Please sign your name here:  _____________________________


Please print your name here:  ____________________________


Please date here:____________________________



Please sign two copies of this Certification Form, return one copy to [ ] and retain the other copy, together with a copy of the Code of Ethics, for your records.